Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into the registration statements of BIO-key International, Inc. on Form S-8 (file nos. 333- 233737, 333-212066, 333-257520 and 333-257754), Form S-1 (file no. 333-239782), and Form S-3 (file nos. 333-233713, 333-225934 and 333-257875) of our report dated March 31, 2022 relating to the financial statements which appear in this Form 10-K for the year ended December 31, 2022.

Our report on the 2021 consolidated financial statements indicates that we were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the errors described in Note S to the financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Marcum LLP.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C.

Saddle Brook, New Jersey

June 1, 2023